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Exhibit 4.24

THIS WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS OR IN A TRANSACTION WHICH QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

Date: January 26, 2001	Warrant to Purchase 30,000 Shares of Common Stock

TRAFFIC.COM, INC.
Common Stock Purchase Warrant

        traffic.com, Inc., a Delaware corporation (the "Company"), hereby certifies that, for value received, PNC Bank, National Association, a national banking association, or assigns (the "holder") is entitled, subject to the provisions set forth below, to purchase from the Company an aggregate of up to 30,000 fully paid and non-assessable shares of the common stock, par value $.01 per share, of the Company at a purchase price, subject to the provisions of Section 3 hereof, of $8.00 per share (the "Purchase Price"). The Purchase Price and the number and character of such shares are subject to adjustment as provided below, and the term "Common Stock" shall mean, unless the context otherwise requires, the stock or other securities or property at the time deliverable upon the exercise of this Warrant. This Warrant is herein called the "Warrant."

        1.    EXERCISE OF WARRANT.    The holder shall be entitled to purchase 30,000 shares of Common Stock (the "Warrant Shares") at any time prior to January 27, 2008. The Warrant must be exercised for all of the Warrant Shares and the Purchase Price shall be $8.00 per share. There shall be no other rights to purchase any additional amounts of stock of traffic.com under this Warrant.

          1.1.    Manner of Exercise.    The purchase rights evidenced by this Warrant shall be exercised by the holder hereof surrendering this Warrant, with the form of subscription at the end hereof duly executed by such holder, to the Company at its office at 851 Duportail Road, Suite 220, Wayne, PA 19087, accompanied by payment, in cash, by certified or official bank check or by wire transfer of an amount equal to the Purchase Price multiplied by the number of shares being purchased pursuant to such exercise of the Warrant

          1.2.    Net Issue Exercise.    In lieu of exercising this Warrant pursuant to Section 1.1, the holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder a number of shares of the Company's Common Stock computed using the following formula:

X =	Y (A-B)

A

  Where:

X =	the number of shares of Common Stock to be issued to the holder;
Y =	the number of shares of Common Stock purchasable under this Warrant (at the date of such calculation);
A =	the fair market value (as defined below) of one share of the Company's Common Stock (at the date of such calculation); and
B =	Purchase Price (as adjusted to the date of such calculation).

          1.3.    Fair Market Value.    For purposes of this Section 1, the "fair market value" of one share of the Company's Common Stock shall mean:

            (a)   The average of the closing bid and asked prices of the Common Stock in the over-the-counter market or the closing sale price quoted on The Nasdaq Stock Market or on any exchange on which the Common Stock is listed as published in The Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value; or

            (b)   If the Common Stock is not traded in the over-the-counter market, The Nasdaq Stock Market or on an exchange, the price per share which the Company could obtain from a willing buyer for shares sold by the Company from authorized but unissued shares as determined in good faith by the Company's Board of Directors.

        2.    DELIVERY OF STOCK CERTIFICATES ON EXERCISE.    As soon as practicable after the exercise of this Warrant and payment of the Purchase Price, and in any event within ten (10) days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the holder hereof a certificate or certificates for the number of fully paid and non-assessable shares or other securities or property to which such holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash in an amount determined in accordance with subsection 3.5 hereof. The Company agrees that the shares so purchased shall be deemed to be issued to the holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid.

        3.    ANTI-DILUTION PROVISIONS AND OTHER ADJUSTMENTS.    In order to prevent dilution of the right granted hereunder, the Purchase Price shall be subject to adjustment from time to time to in accordance with this paragraph 3. Upon each adjustment of the Purchase Price pursuant to this Section 3, the registered holder of this Warrant shall thereafter be entitled to acquire upon exercise, at the Purchase Price resulting from such adjustment, the number of shares of the Company's Common Stock obtainable by multiplying the Purchase Price in effect immediately prior to such adjustment by the number of shares of the Company's Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the Purchase Price resulting from such adjustment.

          3.1.    Subdivisions and Combinations.    In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall be proportionately increased.

          3.2.    Reorganization, Reclassification, Consolidation, Merger or Sale of Assets.

            (a)   If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holder of this Warrant shall have the right to acquire and receive upon exercise of this Warrant such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the Company's Common Stock as would have been received upon exercise of this Warrant at the Purchase Price then in effect. The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holder of this Warrant at the last address of such holder appearing on the books of the Company, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

            (b)   Subsection 3.2(a) shall be subject to the provisions of Section 3 of the Second Amended and Restated Stockholders' Agreement, dated November 14, 2000 (the "Stockholders' Agreement").

          3.3.    Notices of Record Date, Etc.    In the event that:

            (1)   the Company shall declare any cash dividend upon its Common Stock, or

            (2)   the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

            (3)   the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

            (4)   there shall be any capital reorganization or reclassification of the capital stock of the Company, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation, or

            (5)   there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

    then, in connection with such event, the Company shall give to the holder of this Warrant:

            (i)    at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

            (ii)   in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder of this Warrant at the address of such holder as shown on the books of the Company.

          3.4.    Adjustment by Board of Directors.    If any event occurs as to which, in the opinion of the Board of Directors of the Company, the provisions of this Section 3 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holder of this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Purchase Price as otherwise determined pursuant to any of the provisions of this Section 3 except in the case of a combination of shares of a type contemplated in subsection 3.1 and then in no event to an amount larger than the Purchase Price as adjusted pursuant to subsection 3.1.

          3.5.    Fractional Shares.    The Company shall not issue fractions of shares of Common Stock upon exercise of this Warrant or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this subsection 3.5, be issuable upon exercise of this Warrant, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on any national securities exchange on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Stock shall not be listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by Nasdaq, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined in good faith by the Board of Directors of the Company.

          3.6.    Officers' Statement as to Adjustments.    Whenever the Purchase Price shall be adjusted as provided in Section 3 hereof, the Company shall forthwith file at each office designated for the exercise of this Warrant, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Company, showing in reasonable detail the facts requiring such adjustment and the Purchase Price that will be effective after such adjustment. The Company shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to the record holder of this Warrant at its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in subsection 3.3, such notice shall be included as part of the notice required to be mailed and published under the provisions of subsection 3.3 hereof.

        4.    NO DILUTION OR IMPAIRMENT.    The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate in order to protect the rights of the holder hereof against dilution or other impairment. Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and at all times will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of this Warrant.

        5.    RESERVATION OF STOCK ISSUABLE ON EXERCISE OF WARRANT.    The Company shall at all times reserve and keep available out of its authorized but unissued stock, for the issuance and delivery upon the exercise of this Warrant, such number of its duly authorized shares of Common Stock as from time to time shall be issuable upon the exercise of this Warrant. All of the shares of Common Stock issuable upon exercise of this Warrant, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable.

        6.    REPLACEMENT OF WARRANT.    Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to it, or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Warrant of like tenor.

        7.    REMEDIES.    The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that the same may be specifically enforced.

        8.    NEGOTIABILITY.    This Warrant is issued upon the following terms, to all of which each taker or owner hereof consents and agrees:

          (a)   Subject to Section 9.2 hereof and the legend appearing on the first page hereof, title to this Warrant may be transferred by endorsement (by the holder hereof executing the form of assignment at the end hereof including guaranty of signature) and delivery in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery. Absent an effective registration statement under the Securities Act of 1933, as amended (the "Act"), and the applicable state securities laws covering the disposition of this Warrant and the shares of Common Stock issued or issuable upon exercise hereof, the holder will not sell or transfer any or all of such Warrant or shares, as the case may be, without counsel reasonably acceptable to the Company first providing the Company with an opinion to the effect that such sale or transfer will be exempt from the registration and prospectus delivery requirements of the Act and the applicable state securities laws. Each certificate representing shares of Common Stock issued pursuant to this Warrant shall bear a legend in substantially the following form on the face thereof;

    THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY BE TRANSFERRED OR RESOLD ONLY IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

  Any certificate issued at any time in exchange or substitution for any certificate bearing such legend shall also bear such legend unless, in the opinion of counsel for the Company, the securities represented thereby may be transferred as contemplated by such holder without violation of the registration requirements of the Act or of the applicable state securities laws.

          (b)   Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder of this Warrant as the absolute owner hereof for all purposes without being affected by any notice to the contrary.

          (c)   Prior to the exercise of this Warrant, the holder hereof shall not be entitled to any rights of a shareholder of the Company with respect to shares for which this Warrant shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

          (d)   The Company shall not be required to pay any Federal or state transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of this Warrant or the issuance or conversion or delivery of certificates for Common Stock in a name other than that of the registered holder of this Warrant or to issue or deliver any certificates for Common Stock upon the exercise of this Warrant until any and all such taxes and charges shall have been paid by the holder of this Warrant or until it has been established to the Company's satisfaction that no such tax or charge is due.

        9.    RESTRICTIONS ON TRANSFER.

          9.1.    Market Stand-off Agreement.    For a period of 180 days following the consummation of the initial public offering and for such reasonable amount of time prior to such consummation as the underwriters may request, and, for a period of 90 days following the consummation of any other follow-on public offering (collectively, the "Lock-up Period"), the Holder shall not sell or otherwise transfer or dispose of (other than to donees or partners who agree to be similarly bound) any Common Stock or any securities of the Company convertible into Common Stock held by it, except Common Stock included in such registration, without the express written consent of the underwriters.

          In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the shares of Common Stock issuable upon exercise of this Warrant until the end of such period. Notwithstanding the foregoing, the obligations described in this Section 9.1 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Securities and Exchange Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

          9.2.    Transfer of Warrant.    This Warrant and the shares of Common Stock issuable upon exercise of this Warrant shall not be transferable by the holder, except (i) to an Affiliate (as defined below) or (ii) with the prior written consent of the Company; provided, that, in each such case, the transferee executes a written agreement to be bound by the provisions of this Warrant and the Stockholders' Agreement. For purposes of this Warrant, "Affiliate" shall mean, with respect to any person or entity, a person or entity that directly or indirectly, through, one or more intermediaries, controls, is controlled by or is under common control with the first mentioned person or entity; a person or entity shall be deemed to control another person or entity if such first person or entity possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second person or entity, whether through the ownership of voting securities, by contract or otherwise.

        10.    DRAG-ALONG RIGHTS.    The holder shall be subject to the provisions of Section 3 of the Stockholders' Agreement. In the event of a merger, consolidation or sale of assets as described in Section 3(a) of the Stockholders' Agreement, the holder shall have the same rights with respect to Common Stock acquired by it upon the exercise of this Warrant as the other owners of Common Stock of the Company.

        11.    RIGHT OF FIRST REFUSAL.    The provisions of Section 1 of the Stockholders' Agreement shall apply to all shares of Common Stock acquired by any holder upon the exercise of this Warrant.

        12.    REGISTRATION RIGHTS.    The Company hereby grants to the holder of this Warrant and its successors and permitted assigns the registration rights contained in Exhibit A hereto which are hereby incorporated by reference in this Warrant with the same effect as if set forth herein in their entirety.

        13.    REPRESENTATIONS AND WARRANTIES.    This Warrant is issued and delivered on the basis of the following:

          (a)    Authorization and Delivery.    This Warrant has been duly authorized and executed by the Company and when delivered will be the valid and binding obligation of the Company;

          (b)    Warrant Shares.    The shares of Common Stock issuable pursuant to this Warrant have been duly authorized and reserved for issuance by the Company and, when issued and paid for in accordance with the terras hereof, will be validly issued, fully paid and non-assessable; and

          (c)    Rights and Privileges.    The rights, preferences, privileges and restrictions granted to or imposed upon such shares of Common Stock and the holders thereof are as set forth herein and in the Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, true and complete copies of which have been delivered to the holder.

          (d)    No Inconsistency.    The execution and delivery of this Warrant are not, and the issuance of the shares of Common Stock upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company's Second Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, do not and will not contravene any law, government rule or regulation, judgement or order applicable to the Company, and do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person.

          (e)    Investment Experience.    The holder is an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and has been represented by experienced legal counsel in connection with its purchase of the Warrant.

          (f)    Investment.    The holder is acquiring the Warrant for investment for the holder's own account, not as a nominee or agent or otherwise for the account of any other person or entity, and not with the view to, or for resale in connection with, any distribution thereof. The holder understands that the shares of Common Stock underlying the Warrant have not been, and will not be when issued, registered under the Securities Act or any state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations of the holder as expressed herein.

          (g)    Rule 144.    The holder acknowledges that the shares of Common Stock underlying the Warrant must be held indefinitely unless (a) subsequently registered under the Securities Act and any applicable state securities laws (unless an exemption from such registration is available), and (b) all other restrictions, if any, on the disposition of the shares of Common Stock underlying the Warrant have been met or waived, including, without limitation, those restrictions on disposition set forth in the Stockholders' Agreement. The holder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

          (h)    No Public Market.    The holder understands that no public market now exists, and that a market may never exist, for any of the securities issued by the Company.

        14.    MAILING OF NOTICES.    All notices and other communications from the Company to the holder of this Warrant shall be mailed by first-class certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing.

        15.    STOCKHOLDERS' AGREEMENT.    Concurrently herewith, the holder is entering into the Stockholders' Agreement, having the same rights and obligations as a Founder (as defined therein).

        16.    HEADINGS.    The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

        17.    CHANGE, WAIVER.    Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

        18.    GOVERNING LAW.    This Warrant shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

        IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by their respective officers, hereunto duly authorized, as of the date first written above.

TRAFFIC.COM, INC.
		By:	/s/ RICHARD P. RAMIREZ
Name: Richard P. Ramirez
Title: President and Chief Executive Officer
Acknowledged and Agreed to by:
PNC BANK, NATIONAL ASSOCIATION
By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: [ILLEGIBLE]

EXHIBIT A

Registration Rights Provisions

        1.    Definitions.    Unless otherwise defined in this Exhibit A, all terms used but not defined herein shall have the respective meanings ascribed thereto in the Warrant. For purposes of this Exhibit A, the following terms shall have the meanings ascribed to them below;

          (a)   The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Act"), and the declaration or ordering of effectiveness of such registration statement or document.

          (b)   The term "Warrant Registrable Securities" means any equity securities, including without limitation, Common Stock, of the Company received upon exercise of the Warrants or issued from time to time to any of the initial registered holders of the Warrants or their respective permitted assigns.

          (c)   The term "Registrable Investor Securities" means (1) any Common Stock issuable (without regard to any restriction on conversion that may be applicable to any particular holder of Preferred Stock) or issued upon conversion of the Preferred Stock; (2) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, or upon conversion of, such Preferred Stock; and (3) any other Common Stock of the Company whether now owned or hereafter acquired, including, but not limited to, Common Stock issued directly to such Investors or issued upon the exercise of options or warrants, or the conversion of other convertible securities of the Company.

          (d)   The term "Registrable Founder Securities" (1) any Common Stock owned by the Founders on the date hereof, (2) any Common Stock issuable or issued upon exercise of a stock option now or hereafter owned by a Founder and issued to such Founder pursuant to a stock option plan of the Company, (3) any Common Stock issuable or issued upon the conversion of any convertible securities owned by the Founders on the date hereof, and (4) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, or upon conversion of, such Common Stock or stock options, or other warrants, rights or securities; provided, however, that Registrable Founder Securities shall cease to be such from and after the time of any sale or other transfer of such securities, except for a transfer by will or the laws of descent or distribution.

          (e)   The term "Registrable Securities" means, collectively, the Warrant Registrable Securities, the Registrable Investor Securities and the Registrable Founder Securities.

          (d)   The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof.

          (e)   The term "initial public offering" means the consummation of the first public offering by the Company or its successor of its equity securities pursuant to a registration statement filed under the Act following which the Company is required to register a class of securities under the Securities Exchange Act of 1934, as amended (the "1934 Act").

          (f)    The term "Investors" means the holders of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

          (g)   The term "Founders" means Michael D. Burns, Mark J. Denino, David L. Jannetta, and Brian T. Malewicz.

          (h)   The term "Violation" means any of the following statements, omissions or violations; (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement under this Agreement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents filed under state securities or "blue sky" laws in connection therewith, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

        2.    Company Registration.

          (a)   If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its Common Stock under the Act in connection with the public offering of such securities solely for cash other than: (i) a registration on Form S-8 relating solely to the sale of securities to participants in a Company stock plan or other compensatory arrangements to the extent includable on Form S-8 (or any successor form); (ii) a registration on Form S-4 (or any successor form), or (iii) an initial Qualified Public Offering (as defined in the Second Amended and Restated Stockholders' Agreement, dated November 14, 2000) consummated on or prior to October 7, 2002, the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 2(b), use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. In the event the underwriters advise the Company that marketing factors require a limitation of the number of shares to be underwritten, the Company and its underwriters shall allocate the number of Registrable Securities requested to be registered by each of the Holders as follows: (i) first to the Company, (ii) second, to the Holders of Registrable Investor Securities that have elected to participate in such offering, pro rata according to the number of Registrable Investor Securities held by each such Holder; (iii) third, to the Holders of Registrable Founder Securities that have elected to participate in such offering, pro rata according to the number of Registrable Founder Securities held by each such Holder; and (iv) thereafter, to the extent additional securities may be included in such offering, to the holders of any equity securities of the Company received upon exercise of warrants, including but not limited to Holders of Warrant Registrable Securities, that have elected to participate in such underwritten offering pro rata according to the number of equity securities held by such holders; provided, however, that in no event shall the number of Registrable Investor Securities to be registered be less than 25% of the total number of shares to be registered pursuant to such registration. The Company shall have no obligation under this Section 2 to make any offering of its securities, or to complete an offering of its securities that it proposes to make, and shall incur no liability to any Holder for its failure to do so.

          (b)   In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under this Section 2 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it; provided, however, that the Holder shall not be required to make any representations or warranties or provide indemnification except as relates to the Holder's ownership of shares and authority to enter into the underwriting agreement and to the Holder's intended method of distribution, and the liability of the Holder shall be limited to an amount equal to the net proceeds from the offering received by the Holder.

          (c)   The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to this Section 2 for each Holder, including, without limitation, all registration, filing, and qualification fees, printers and accounting fees relating or allocable thereto and the fees and disbursements of one counsel for the Company and the selling Holders selected by the selling Holders and reasonably acceptable to the Company, but excluding underwriting discounts and commissions relating to Registrable Securities offered by the selling Holders.

        3.    Indemnification.    In the event any Registrable Securities are included in a registration statement under this Exhibit A:

          (a)   The Company will indemnify and hold harmless each Holder, his or her heirs, personal representatives and assigns, each of such Holder's partners, officers, directors, employees and affiliates, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a Violation (provided, however, that the Company will not be required to indemnify any of the foregoing Persons on account of any losses, claims, damages or liabilities arising from a Violation if and to the extent that such Violation was made in a preliminary prospectus and was corrected in a subsequent prospectus that was required by law to be delivered to the Person making the claim with respect to which indemnification is sought hereunder, and such subsequent prospectus was made available by the Company to permit delivery of such prospectus in a timely manner, and such subsequent prospectus was so delivered to such Person); and the Company will pay to each such indemnified party, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity contained in this Section 3(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case to a particular indemnified party for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon, and in conformity with, written information furnished expressly for use in connection with such registration by or on behalf of such indemnified party.

          (b)   Each selling Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 3(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 3(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that, in no event shall the liability of any Holder under this Section 3(b) exceed the net proceeds from the offering received by such Holder.

          (c)   Promptly after receipt by an indemnified party under this Section 3 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 3 except if, and only to the extent that, the indemnifying party is actually prejudiced thereby; and such failure to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.

          (d)   The obligations of the Company and Holders under this Section 3 shall survive the completion of any offering of Registrable Securities in a registration statement under this Exhibit A, and otherwise.

        4.    Assignment of Registration Rights.    The rights to cause the Company to register Registrable Securities pursuant to this Exhibit A may be assigned by a Holder to a permitted transferee or assignee pursuant to Paragraph 9 of the Warrant, subject to any restrictions imposed by Paragraph 8 of the Warrant.

[To be signed only upon exercise of Warrant]

To traffic.com, Inc.

        The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,             shares of Common Stock of traffic.com, Inc. and herewith makes payment of $                                           therefor, and requests that the certificate for such shares be issued in the name of, and be delivered to, the holder, whose address is set forth below.

        This exercise includes                        Excess Shares as defined in the Warrant.

Dated:

(Name of Holder)
By

(Name must conform in all respects to name of Holder as specified on the face of the Warrant)
Address:

[To be signed only upon transfer of Warrant]

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto            the right represented by the within Warrant to purchase            shares of the Common Stock of traffic.com, Inc. to which the within Warrant relates, and appoints                        attorney to transfer said right on the books of traffic.com, Inc. with full power of substitution in the premises.

Dated:

(Name of Holder)
By

(Name must conform in all respects to name of Holder as specified on the face of the Warrant)
Address:

In the presence of

Signature Guarantee

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TRAFFIC.COM, INC. Common Stock Purchase Warrant
EXHIBIT A Registration Rights Provisions